UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2015

SEACOR Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12289	13-3542736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 523-2200
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed in a filing on Form 8-K on November 30, 2015, SEACOR Marine Holdings Inc., (“SEACOR Marine”), a wholly-owned subsidiary of SEACOR Holdings Inc. (“SEACOR Holdings”), entered into a note purchase agreement (the “Note Purchase Agreement”) with the purchasers named therein (collectively, the “Purchasers”), under which SEACOR Marine issued $175.0 million aggregate principal amount of its 3.75% Convertible Senior Notes due 2022 (the “Notes”). On December 1, 2015, the Notes were issued to the Purchasers and the transaction closed.
The Notes mature on December 1, 2022 and bear interest at a rate of 3.75% per annum from December 1, 2015, payable semi-annually. Holders may convert their Notes into shares of SEACOR Marine common stock at any time after a spin-off of SEACOR Marine from SEACOR Holdings (the “Spin-Off,” and the date of the Spin-Off, the “Spin-Off Date”). Upon conversion, SEACOR Marine will satisfy its conversion obligation by delivering shares of SEACOR Marine common stock or, under certain circumstances, warrants to purchase shares of SEACOR Marine common stock, based on an initial conversion rate of 23.26 shares of SEACOR Marine common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $43 per share.
The Notes will be redeemable at SEACOR Marine’s option (i) prior to the Spin-Off Date, upon any occurrence of a fundamental change at either SEACOR Marine or SEACOR Holdings and (ii) on or after the Spin-Off Date, if the daily volume-weighted average price of SEACOR Marine common stock has been at least 150% of the applicable conversion price for at least 20 consecutive trading days, as further described in the Note Purchase Agreement. The redemption price for Notes redeemed in connection with a fundamental change will equal the greater of (i) 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to but excluding the redemption date and (ii) an amount of cash equal to the fair market value of the consideration the holder would have received in the fundamental change had it converted all of its Notes into SEACOR Marine or SEACOR Holdings common stock, as applicable, immediately prior to consummation of the fundamental change. The redemption price for the Notes redeemed on or after the Spin-Off Date will equal 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to but excluding the redemption date. No sinking fund will be provided for the Notes and the Notes will not be subject to defeasance.
If, following the Spin-Off, SEACOR Marine undergoes a fundamental change, the holders of the Notes will have the right, at their option, to require SEACOR Marine to purchase all, or any portion of their Notes at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, if any, to but excluding the fundamental change repurchase date. The holders of the Notes will also have the right, at their option, to require SEACOR Marine to purchase all or any portion of their Notes for cash on December 1, 2017, the second anniversary following the issuance of the Notes, if the Spin-Off has not been consummated at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, if any, to but excluding the specified repurchase date.
In connection with the issuance and sale of the Notes, SEACOR Holdings entered into an exchange agreement (the “Exchange Agreement”), dated November 30, 2015, with SEACOR Marine and the Purchasers, pursuant to which, under limited circumstances, the Notes may be exchanged for shares of SEACOR Holdings common stock. Under the Exchange Agreement, holders may exchange their Notes for shares of SEACOR Holdings common stock any time after the earlier of (i) the date that is the second anniversary of the issuance of the Notes if, and only if, the Spin-Off has not been consummated as of such date and (ii) the date on which SEACOR Marine represents in excess of 75% of the consolidated book value of SEACOR Holdings’ assets. Further, prior to the Spin-Off Date, if SEACOR Marine calls any of the Notes for optional redemption, holders will have the option to exchange their Notes being called for redemption for SEACOR Holdings common stock. The holders’ right to exchange their Notes for shares of SEACOR Holdings common stock terminates upon consummation of the Spin-Off. SEACOR Holdings will satisfy its exchange obligation by delivering shares of SEACOR Holdings common stock or, under certain circumstances, warrants to purchase shares of SEACOR Holdings common stock, based on an initial exchange rate of 12.82 shares of SEACOR Holdings common stock per $1,000 principal amount of Notes, equivalent to an initial exchange price of approximately $78 per share.
The Notes were issued in transactions exempt from registration under the Securities Act of 1933, as amended.

In connection with the issuance and sale of the Notes, SEACOR Holdings also entered into an investment agreement by and among SEACOR Holdings, SEACOR Marine and the Purchasers, which will govern the rights and obligations of SEACOR Holdings, SEACOR Marine and the Purchasers, prior to, at the time of, and after the Spin-Off, including, among other things, provisions concerning the settlement of intercompany accounts, certain related party transactions and permitted uses of the Note proceeds.
Item 3.02 Unregistered Sales of Equity Securities.
The information under Item 2.03 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

December 1, 2015	By:	/s/ Bruce Weins

Name: Bruce Weins
Title: Senior Vice President and Chief Accounting Officer